Exhibit 10.5

AMENDMENT TO THE EXCHANGE AGREEMENT

This AMENDMENT TO THE EXCHANGE AGREEMENT (this “Amendment”), dated as of January 3, 2022, is made by and among Core & Main, Inc., a Delaware corporation (“IPOco”), Core & Main Holdings, LP, a Delaware limited partnership (“Holdings”), and the holders of Partnership Interests (collectively, the “Parties”) (unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings assigned to such terms in the Agreement);

WHEREAS, each of the Parties are party to the Exchange Agreement, dated as of July 22, 2021 (the “Agreement”); and

WHEREAS, the Parties desire to amend certain terms and provision of the Agreement, in accordance with Section 4.6 of the Agreement, as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1. Amendments.

(a) The following definitions in Section 1.1 of the Agreement are hereby amended and restated in their entirety as follows:

“First Exchange Time” means the earlier of (i) 180 days from the date of this Agreement and (ii) the first date on which the underwriter lock-up agreement of CD&R Waterworks Holdings relating to IPOco’s initial public offering is waived by the applicable representatives of the underwriters party thereto in respect of a sale or offer of shares of Class A Common Stock.

“Quarterly Exchange Date” means the date each Quarter that is the later to occur of (i) the third Business Day after the date on which IPOco makes a public news release of its annual or quarterly earnings, as applicable, for the prior Quarter or fiscal year, as applicable and (ii) the first day each Quarter that directors and executive officers of IPOco are permitted to trade under the applicable policies of IPOco relating to trading by directors and executive officers.

(b) Section 2.1(i) of the Agreement is hereby amended and restated in its entirety as follows:

Notwithstanding anything to the contrary in this Article II, a Holder shall not be entitled to effect an Exchange (and, if attempted, any such Exchange shall be, to the fullest extent permitted by applicable law, void ab initio), and IPOco shall have the right to refuse to honor any request to effect an Exchange, at any time or during any period, if IPOco shall reasonably determine that such Exchange (i) would be prohibited by any applicable law or regulation (including the unavailability of any requisite registration statement filed under the Securities Act or any exemption from the registration requirements thereunder); provided, however, that this Section 2.1(i) shall not limit IPOco’s or Holdings’ obligations under Section 2.3(c), (ii) would pose a material risk that Holdings would be treated as a “publicly traded partnership” under section 7704 of the Code; provided, however, that an Exchange will not be prohibited on this basis so long as Holdings satisfies the “private placements” safe harbor under Section 1.7704-1(h) of the Treasury Regulations or (iii) would not be permitted under (x) the LP Agreement, (y) other agreements with IPOco or its Subsidiaries to which such Holder may be subject or (z) any written policies of IPOco or any of its Subsidiaries related to unlawful or inappropriate trading applicable to its directors, officers or other employees to which the Holder or its directors and officers are subject. Upon such determination, IPOco shall notify the Holder requesting the Exchange of such determination, which such notice shall include an explanation in reasonable detail as to the reason that the Exchange has not been effected.

2. Miscellaneous.

(a) No Other Amendments. Except as expressly provided in Section 1 of this Amendment, the provisions of the Agreement are unchanged and will remain in full force and effect, and nothing in this Amendment will be construed as a waiver of any rights or obligations of the Parties under the Agreement.

(b) Entire Agreement. This Amendment and the Agreement, together, (i) constitutes the entire agreement among the Parties with respect to the subject matter of this Amendment and the Agreement and supersede any prior discussions, correspondence, negotiation, proposed term sheet, agreement, understanding or agreement and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to in this Amendment and the Agreement and (ii) is not intended to confer in or on behalf of any Person not a party to this Amendment and the Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

(c) Applicable Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule that would cause the application of the laws of any other jurisdiction. The parties hereto hereby declare that it is their intention that this Amendment shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required.

(d) Counterparts. This Amendment may be executed and delivered (including by facsimile transmission or by e-mail delivery of a “.pdf” format data file) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, by e-mail delivery of a “.pdf” format data file or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 2(e).

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first set forth above.

CORE & MAIN, INC.

By:	/s/ Stephen O. LeClair
Name: Stephen O. LeClair
Title: Chief Executive Officer

CORE & MAIN HOLDINGS, LP

By:	/s/ Stephen O. LeClair
Name: Stephen O. LeClair
Title: Chief Executive Officer

CD&R WATERWORKS HOLDINGS, LLC

By: CD&R Waterworks Holdings, L.P., its manager
By: CD&R Waterworks Holdings GP, Ltd., its general partner

By:	/s/ Rima Simson
Name: Rima Simson
Title: Vice President, Treasurer and Secretary

CORE & MAIN MANAGEMENT FEEDER, LLC

By:	/s/ Mark R. Witkowski
Name: Mark R. Witkowski
Title: Vice President

[Signature Page to Exchange Agreement Amendment]